EXHIBIT 10.1

CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

PRODUCT PURCHASE AGREEMENT

This Product Purchase Agreement is entered into on this 15th day of June 2004;

By and between

TATA TELESERVICES LIMITED, a company incorporated under the provisions of the Companies Act 1956, and having its registered office at–Jeevan Bharti, 10th Floor, 124, Connaught Circus, New Delhi 100 001, India hereinafter referred to as “TTSL”;

TATA TELESERVICES (MAHARASHTRA) LIMITED, a company incorporated under provisions of the Companies Act 1956, and having its Registered Office at Ispat House, B.G Kher Marg, Worli, Mumbai – 400-018, India (hereinafter individually referred to as (“TTML”);

Both TTSL and TTML hereinafter jointly referred to as “TTL” which expressions unless repugnant to the context herein shall mean and include their respective successors in business and permitted assigns, acting on one part;

AND

AXESSTEL, INC., a company incorporated in Nevada, USA, having its principal office at 6815 Flanders Drive, Suite 210, San Diego, California 92121, hereinafter referred to as “AXESSTEL” the expression which unless repugnant to the context herein shall mean and include its successors in business, permitted assigns acting on the other part;

(Hereinafter both AXESSTEL and TTL shall collectively be referred to as Parties and individually as Party)

WHEREAS TTL intends to sell and distribute fixed wireless telephones, and other wireless products and related accessories. which shall be supplied by AXESSTEL to TTL pursuant to the terms of this Agreement (hereinafter called “Product” and more appropriately defined hereunder) and any other Accessories; and

WHEREAS, AXESSTEL is a manufacturer of fixed wireless telephones and other wireless products and related accessories,

WHEREAS AXESSTEL has agreed to supply the Product to TTL and TTL has agreed to purchase the Product on the terms and conditions as mentioned in this Agreement; and

WHEREAS such purchases hereunder shall be made by means of the issuance of Purchase Orders by TTSL, TTML or any of their assigned companies, as applicable, which will be governed solely by the provisions of this Agreement; and

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1	DEFINITIONS AND INTERPRETATIONS

1.1	Definitions

In this Agreement in addition to the words and expressions above, unless there is something in the subject or context inconsistent therewith, the following expressions shall have the following meanings.

“Acceptance” shall mean, in respect of each Product, the successful completion of testing under Article 15.2. TTL shall indicate its Acceptance of a Product by issuing a Purchase Order.

“Acceptance Test” shall mean all the tests performed on the Product and otherwise mutually agreed in writing in the Agreement, which is performed for the purpose of confirming the compliance of a Product with the Specifications.

“Accessories” shall mean those accessories for the Product & would include, but not be limited to, chargers, batteries, headsets, amongst other items designed to be used in conjunction with the Product.

“After Sales Service Agreement” shall mean the Standard Service Agreement, dated as of the date hereof and between TTL and AXESSTEL in regard to after sales support on the Product.

“Agreement” shall mean this Agreement between TTL and AXESSTEL together with all the Schedules and attachment annexed hereto, and shall include any amendments, additions, deletions, alterations or modifications to the Agreement signed by the Parties after signing this Agreement.

“Article” shall mean a section or clause in this Agreement.

“CDMA” shall mean Code Division Multiple Access 2000.

“Change Order” shall mean written order in the format specified in Schedule E1 (Ordering/Change Order Procedure) between AXESSTEL and TTL to execute a change in scope, terms, tasks, activities or responsibilities from what is agreed to by AXESSTEL and TTL in the Purchase Order and/or this Agreement.

CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

“Commercial Availability” means any Product which has undergone field testing and is generally available for all customers or potential customers of TTL.

“Defect” shall mean an original defect in design or manufacture or non-adherence to Specifications (Technical Standards and Specifications).

“Delivery” or “Delivered” or “Deliveries” shall mean the physical delivery by AXESSTEL of Product ordered by TTL FOB Taiwan according to INCO TERMS 2000.

“Delivery Order” shall mean a written confirmation issued to Axesstel by TTL by every 15th day of each calendar month reflecting the number of units of Product to be delivered in the following calendar month.

“Documentation” shall mean the system description documents, general instruction, drawings, diagrams and any other written material as well as electronic material (such as in the form of CD-ROM and other electronic media) and in the English language only, and in AXESSTEL’s standard format that AXESSTEL has provided/shall provide to TTL under this Agreement.

“Effective Date” shall mean June 15, 2004.

“FOB” shall mean “Freight On Board” as defined in the Uniform Commercial Code at Taiwan.

“Force Majeure” shall mean any earthquake, embargo, fire, volcanic eruption, act of war, sabotage, strike(s) (which involve the Parties themselves as well as any Third Parties), band(s), terrorism, invasion, revolution, event of military or usurped power, civil war, riot, civil commotion or disorder, acts of government, confiscation for public needs, invocation of relevant force majeure clause/s under one or more licences granted by Government of India to TTL, natural calamity or, discontinuation of public or private transportation or supply of energy, non-availability of material or components used in the manufacturing of the Products or any other event beyond the reasonable control of the either Party.

“Information” shall mean Documentation, Technical Specifications, technical, financial and commercial information and data relating to Party’s respective businesses, finances, planning, facilities, Product, techniques and processes and shall include, but not limited to, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, tracings, diagrams, models, samples, flow charts, data, computer programs, disks, diskettes, tapes, and other technical, financial or commercial information and intellectual properties, whether in written, oral or other tangible or intangible forms.

“Liquidated Damages” shall have the meaning given to it in Article 17 (Delays and Liquidated Damages).

“Network” shall mean the TTL telephone service network.

“Operational Life” shall for any specific Product mean the period of time ending [***] years from the date of Delivery of each such specific Product by AXESSTEL to TTL.

“Order Price” shall mean the total maximum amount payable to AXESSTEL by TTL, for the Product to be Delivered under a particular Purchase Order placed under this Agreement.

“Price” shall mean the unit price and corresponding extended price stipulated in Schedule D1 (Prices).

“Product” shall mean fixed wireless telephones, other wireless products and related Accessories as set out in Schedule C1 (Products) and any new product developed by AXESSTEL and agreed to by the parties

“Purchase Order” or “Order” shall mean a written purchase order issued by TTL to AXESSTEL and the Order shall be consistent with the terms and conditions of this Agreement requisitioning specific quantity of Product required by TTL and to be Delivered by AXESSTEL and shall (wherever relevant) be deemed to include a Change Order issued and accepted in accordance with the provisions of this Agreement.

“Quality” shall mean complying with Schedule B1 (Technical Standards and Specifications) for all Product.

“Severity Level(s)” shall mean the classification of various types of problems or errors that may arise during the testing, inspection or operation of the Product. This shall be defined in the Schedule A1 (Testing Procedure and Inspection Criteria).

“Software” shall mean such software embedded into Products purchased by TTL under the Agreement at the time of Delivery, but shall, in no event, include the applicable source code.

“Software Fixes” shall mean such modifications, patches and/or other changes to Software to be provided by AXESSTEL to TTL free of charge in the event of a defect in the Product.

“Software Updates” shall mean such modifications, patches and/or other changes to Software to improve the functionality of the existing features of the Product to be provided by AXESSTEL to TTL free of charge.

CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

“Software Upgrades” shall mean such modifications, patches and/or other changes to Software to add new features by installing over an existing program embedded in the Product to be provided by AXESSTEL to TTL in the event TTL purchases such Software Upgrades at a mutually agreed-upon price.

“Specifications” shall mean standard commercial and/or Technical Specifications (including drawings) or other applicable documentation relating to the Product delivered/supplied or to be delivered/supplied by AXESSTEL, and which are approved by TTL and as contained in Schedule B1 (Technical Standards and Specifications).

“Territory” shall mean the Telecom Circles of Andhra Pradesh, Delhi, Karnataka, Tamil Nadu, Chennai, Gujarat, Kerala, Haryana, Punjab, Madhya Pradesh, Uttar Pradesh East, Uttar Pradesh West, Rajasthan, Himachal Pradesh, Orissa, West Bengal, Kolkatta, Bihar, Maharashtra and Mumbai as defined by the Department of Telecommunications, Government of India.

“Working Days” shall mean means any day except a Saturday, Sunday or other day customarily recognized as a holiday by the Party that is applicable in the context.

1.2	Interpretations

1.2.1	In this Agreement, the headings are for convenience only, and shall not in any way define or limit the scope of this Agreement.

1.2.2	Reference to this Agreement or any other instrument is a reference to this Agreement or that other instrument as amended, varied, novated or substituted from time to time.

1.2.3	References to recitals, clauses, appendices, Schedules and Articles are references to recitals, clauses, appendices, Schedules and Articles of and to this Agreement.

1.2.4	Reference to any statute or any statutory provision includes a reference to that statutory provision as from time to time amended, extended or re-enacted.

1.2.5	To the extent reasonably appropriate in the context, the use of phrase/word/term in singular shall be equally applicable to both the singular and plural forms.

1.2.6	Other capitalized expressions used in this Agreement shall have the meanings respectively assigned to them elsewhere in this Agreement.

1.2.7	To the extent this Agreement refers to an obligation or right of TTL, this Agreement shall be interpreted such that an obligation or right performed or exercised by TTSL or TTML, individually, shall constitute performance or exercise by TTL. Additionally, to the extent this Agreement refers to a breach or default of TTL, this Agreement shall be interpreted such that a breach or default by TTSL or TTML, individually, shall constitute a breach or default by TTL.

2	SCOPE OF THE AGREEMENT

2.1	The Parties have agreed to enter into this Agreement, whereby AXESSTEL has agreed to sell and TTL has agreed to purchase the Product as per and subject to the terms and conditions of this Agreement. AXESSTEL shall design, manufacture, and deliver the Product and shall also guarantee and warrant the Product in accordance with the Warranty contained in the After Sales Service Agreement. The Specifications of the Product to be supplied is indicated in detail on Schedule B1 (Technical Standards and Specifications).

2.2	TTL acknowledges that it has already tested the Product and determined that the Product will co-exist and be compatible with the Network of TTL and interfaces in a seamless manner without affecting the operation, and performance of the Network of TTL.

2.3	TTL will purchase and AXESSTEL will manufacture, sell and deliver exclusively to TTL

2.3.1	[***] units of Product in accordance with the terms and conditions of this Agreement for delivery in [***].

2.3.2	[***] units of Product in accordance with the terms and conditions of this Agreement for delivery in [***].

2.3.3	For the above [***] units of the product TTL will deliver to AXESSTEL one or more written non-cancelable, binding PURCHASE ORDERs Such PURCHASE ORDERs shall be delivered in accordance with the terms and conditions of this Agreement according to the schedule specified on Schedule D1 (Prices). During the term of this Agreement,

2.3.4	During [***], TTL and AXESSTEL will mutually agree upon the development of new products for delivery to TTL from [***] onwards, including the technical specifications and price. TTL will deliver to AXESSTEL one or more written non-cancelable binding PURCHASE ORDER for [***] units of the new products in accordance with the due date and delivery date specified on Schedule D1 (Prices).

CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

2.4	Notwithstanding any additional or conflicting preprinted terms of any PURCHASE ORDER accepted by AXESSTEL, the terms of this Agreement, and not any such additional or conflicting preprinted terms, will control. Upon execution of this Agreement. TTL may not cancel any PURCHASE ORDERs previously accepted by AXESSTEL under this Agreement.

2.5	AXESSTEL will not ship any Products to TTL without prior receipt of a TTL PURCHASE ORDER TTL will order Products for delivery pursuant to this Agreement by submitting PURCHASE ORDERs in writing, by telefax. Each PURCHASE ORDER will contain item ordered, description, quantity, date for delivery or performance, destination, and total price of the PURCHASE ORDER. Each PURCHASE ORDER must be received 60 days in advance of the first applicable shipping date and must be non-cancelable. PURCHASE ORDERs presented to AXESSTEL in [***] must be for a minimum total of [***] units of Products to be delivered in several partial shipments by [***] as set forth on Appendix B. For outstanding PURCHASE ORDERs accepted by AXESSTEL, no later than the 15th day of each calendar month, TTL will provide a Delivery Order reflecting the number of units of Products to be delivered in the following calendar month and a non-binding, six-month rolling forecast to AXESSTEL for preparation of long lead-time parts and capacity planning reference. From and after the first six-month rolling forecast, the first and second months of each subsequent forecast shall not vary by greater than +/- 10% and +/- 20% of the units identified in the previous second and third month’s forecast, respectively. From and after the first six-month rolling forecast, the subsequent months’ Delivery Order shall not vary by greater than +/- 10% of the units identified in the first month of the previous month’s forecast. After receipt of TTL’s Delivery Order, AXESSTEL will provide a shipping schedule (“Shipping Schedule”) specifying the delivery dates for such Delivery Order. The shipping schedule shall be sent by AXESSTEL not later than the 20th day of each calendar month. AXESSTEL’s obligation to ship shall be based upon the shipping schedule, except that if the requirements of Section 5.1 have not been met, the delivery dates shall be adjusted for each day that such requirements are not met.

3	TERM

3.1	The term of this Agreement is commencing on the Effective Date and continuing until December 31, 2005, unless mutually extended by the Parties in writing or terminated in accordance with Article 21 (Termination) of this Agreement.

4	AXESSTEL’S OBLIGATIONS AND RESPONSIBILITIES

4.1	AXESSTEL shall manufacture, supply, deliver, the Product, as may be required by TTL from time to time, under various Purchase Orders issued consistent with and in accordance with the provisions of this Agreement, subject to Schedule A1 (Testing Procedure and Inspection Criteria) and Schedule B1 (Technical Standards and Specifications).

4.2	If during the term of this Agreement, any change in the regulatory stipulation(s) requires the mandatory deployment of additional features or measures or changes within or concerning the Product, TTL will immediately notify AXESSTEL in writing and the Parties will discuss amending this Agreement to provide additional Product for these additional features and measures upon mutually acceptable price and other related terms and conditions.

4.3	The Product supplied by AXESSTEL shall in all respects conform and comply with provisions of Schedule B1 (Technical Standards and Specifications) in accordance with the Warranty and the After Sales Services Agreement.

4.4	The Product shall meet the specification/features mentioned in Schedule B1 (Technical Standards and Specifications).

4.5	During the term of this Agreement, AXESSTEL shall promptly provide information about available Software, Software Updates, Software Fixes and Software Upgrades, if any, for the Product. AXESSTEL shall provide Software, Software Updates and Software Fixes to TTL [***] during the applicable warranty period. Software Upgrades for the Product shall be provided by AXESSTEL in the event TTL purchases such Software Upgrades at a mutually agreed-upon price. AXESSTEL shall ensure that the Software, Software Updates, Software Fixes and Software Upgrades (if purchased by TTL under this Agreement) do not result in degradation of the Product and the existing services/features provided by TTL to its subscribers.

4.6	AXESSTEL shall strictly abide by and comply with the terms and conditions and the Specifications of this Agreement without any deviations unless both the Parties agree to such deviation in writing in accordance with Schedule E1 (Ordering/Change Order Procedure).

4.7	AXESSTEL agrees to keep in its custody, on the request of TTL, during the term of this Agreement and thereafter until the end of the applicable Operational Life, all of the backups/copies of all the Documentation, Software, Software Updates, Software Fixes and Software Upgrades (if purchased by TTL under this Agreement) provided by AXESSTEL under this Agreement to TTL. AXESSTEL shall give all the above-mentioned backups/copies to TTL, [***], as and when TTL reasonably demands for the same at any time during the term of this Agreement.

CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

4.8	It is the sole obligation of AXESSTEL to ensure that all units of the Product it supplies under this Agreement shall work seamlessly with the existing Network elements of the TTL Network supplied by any vendor based on CDMA 2000 1x interface standards. In case of any conflict in the operation of AXESSTEL’s Product with any Network element already deployed by TTL, the responsibility and cost associated thereto to resolve the conflict rests solely: (a) with AXESSTEL in those instances where the Product does not comply with Schedule B1 (Technical Standards and Specifications) or CDMA 2000 1x interface standards and (b) TTL all other times. In those instances where the resolution of said conflict rests with AXESSTEL, TTL agrees to provide AXESSTEL with the necessary information regarding the other vendor’s Product so as to assist AXESSTEL with the resolution of the interoperability issue between the Product and said other vendor’s Product, provided AXESSTEL and said vendor have the necessary confidentiality agreement in place.

4.9	During the term of the Agreement or such earlier time specified herein, AXESSTEL undertakes that it shall not supply directly/indirectly its CDMA 1x / CDMA 20001x products to its customers (including end customers) within the Territory for a time period ending on the earliest to occur of the following: (a) the date after which TTL has purchased [***] units of Product or (b) TTL does not issue a PURCHASE ORDER in accordance with the schedule specified on Schedule D1 (Prices).

4.10	During the term of the Agreement or such earlier time specified herein, TTL shall have the right of first refusal to purchase, on the same price, terms, conditions and delivery schedule as offered/to be offered to any other customer for distribution in the Territory, any products of AXESSTEL. TTL’s right of first refusal shall expire on the earliest to occur of the following: (a) the date after which TTL has purchased [***] units of Product or (b) TTL does not issue a PURCHASE ORDER in accordance with the schedule specified on Schedule D1 (Prices). In the event TTL agrees to purchase the offered units, such purchase shall be subject to a separate supply agreement to be executed by the Parties.

4.11	The specific unit price shall be included in Schedule D1 (Prices).

During the term of the Agreement, AXESSTEL shall, [***], deliver the following Promotional Items to TTL: [***] dummy units of the AXW – P800 telephones.

4.12	AXESSTEL shall, at its sole expense, provide the following:

Sales training on the Product to the distribution channel of TTL shall be conducted as mutually agreed.

5	TTL’s RIGHTS, OBLIGATIONS AND RESPONSIBILITIES

5.1	TTL shall make payments to AXESSTEL in accordance with the following:

5.1.1.	All payments by TTL to AXESSTEL with respect to the Purchase Order shall be made through and covered by monthly irrevocable, transferable (provided, that the invoice shall be issued by AXESSTEL), straight, divisible, letters of credit, confirmed by a bank or banks acceptable to AXESSTEL, in favor of AXESSTEL, for the total purchase price for each respective PURCHASE ORDER/DELIVERY ORDER, permitting parts shipment and trans-shipments in one or more vessels, and made available by sight draft(s) against presentation of the applicable shipping documents with a usance of up to three (3) years. The letters of credit will contain such other terms and conditions as the parties agree. All exchange, interest, banking, collection, and other charges will be at TTL’s expense unless the parties expressly agree otherwise. These letters of credit, which shall be substantially in the form of those certain letters of credit issued by TTL and/or its Affiliates and subsequently drawn upon in June 2004, the full amount of the respective Purchase Orders and shall be opened by TTL with a bank, mutually acceptable to the Parties, not later 30 days before each monthly shipment. TTL shall bear all costs for the opening and confirming each letter of credit, except up to [***]% of the applicable letter of credit to be borne by AXESSTEL for confirming charges. Notwithstanding the foregoing, AXESSTEL shall be responsible for the costs associated with (i) any confirming charges in the event AXESSTEL elects to have said letter of credit confirmed up to [***]% of the applicable letter of credit, (ii) any regular and customary negotiation charges incurred outside of India and (iii) any charges associated with the advising bank of AXESSTEL. The draw downs by AXESSTEL under each letter of credit shall be made in accordance with Article 9 (Invoices and Terms of Payment) of this Agreement.

5.1.2.	Notwithstanding the generality of the foregoing, for Product to be Delivered in October, November and December 2004, TTL may open multiple letters of credit (up to 4 per month for TTSL and up to 2 per month for TTML), each of which must be confirmed in full within ten (10) days prior to the scheduled delivery date specified on the Shipping Schedule; in any case, TTL will be responsible for, and AXESSTEL shall be entitled to reimbursement for, any and all charges (including opening, confirming, etc.) over the amount of charges AXESSTEL would have incurred had TTL opened two monthly letters of credit (one each for TTSL and TTML) pursuant to Section 5.1.1. In the event TTL does not meet its obligation to ensure a confirmed letter of credit within the time frame specified in this Section 5.1.2, TTL shall be required to open monthly letters of credit in accordance with section 5.1.1.

CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

5.2	It is agreed by the Parties that in the event TTL seeks to change models/capacities/features of any Product, AXESSTEL shall make any mutually agreed changes in the supply based on an agreed price, if applicable, and any other related terms and conditions.

5.3	TTL shall be responsible for the following:

5.3.1.	For reviewing and approving the terms of, and executing and paying all required fees for, all Indian government authorities and obtain permits which are necessary.

5.3.2.	For obtaining at its own cost and expense all necessary licenses, consents, orders, permissions and permits which are at any time or in any way necessary, as mandated under India law to be obtained by TTL.

6	DESCRIPTION OF PRODUCT

6.1	Notwithstanding any provision to the contrary contained in this Agreement, and in addition to all rights and remedies available to TTL under this Agreement or at law, TTL shall have the rights set forth in the warranty and any after sales service agreement for any Product that does not conform in all or any respects to the Schedule A1 (Testing Procedure and Inspection Criteria), or any other mutually agreed modification(s)/alteration(s).

6.2	During the term of this Agreement, TTL will be entitled to place from time to time one or more Purchase Order(s) in accordance with this Agreement on AXESSTEL to supply such Product as may be specified in the Purchase Order(s).

7	PURCHASE ORDER AND PROCEDURES

7.1	The Parties may mutually agree in writing to amend and/or modify the timing for the supply/Delivery and/or the quantity of the Product provided and/or to be provided pursuant to the Purchase Order(s) in accordance with the change order procedures specified herein. No change shall become effective until such time that the Parties have mutually agreed in writing to said change in accordance with the change order procedure set forth herein.

7.2	Unless mutually agreed by the Parties in writing, in the event of any conflict or inconsistency between the terms of the Purchase Order or the Agreement, the terms and conditions of the Agreement shall prevail to the extent of any such conflict or inconsistency in respect of the particular Purchase Order.

7.3	Purchase Order(s) placed by TTL which are not inconsistent with the terms and condition of this Agreement, shall be deemed accepted by AXESSTEL unless a written notice to the contrary stating reasons for rejection of Purchase Order is received by TTL within seven (7) Working Days of AXESSTEL receiving the Order. Once accepted or “deemed accepted” by AXESSTEL, each Purchase Order placed by TTL under this Agreement shall then become “effective”. Until such time that said Purchase Order becomes “effective” as above, neither Party shall have any rights, liabilities or obligations with respect to said Purchase Order. Given the foregoing, the timeframes within the corresponding time schedule shall be reckoned from the date on which the related Purchase Order becomes “effective.”

7.4	The Parties must mutually agree in writing to change the location at which the Product is required to be delivered.

7.5	AXESSTEL shall not modify the Product (other than to correct faults in the Product), which constitutes a variation from the Agreement /Purchase Order until a Change Order is effective pursuant to the terms of this Agreement.

8	PRICE SCHEDULE

8.1	The Prices for the AXW-P800 Product to be supplied/delivered under this Agreement are contained in Schedule D1 (Prices).

8.2	Subject to Article 8.1 in those cases where the prices for additional supply of AXW-P800 Product over the [***] units, which are requested by TTL from AXESSTEL, are not set forth and/or are set forth in any of these Schedules, the applicable prices will be those that have been mutually agreed upon by the Parties.

9	INVOICES AND TERMS OF PAYMENT

With respect to the Purchase Orders, TTL shall be invoiced for and pay as consideration for the Order, the Price in US Dollars for those Orders to AXESSTEL in the following manner:

9.1	Upon shipment, AXESSTEL can draw down on letter of credit for amounts shipped. The terms of invoicing for all Product by AXESSTEL under this Agreement shall be 100% upon shipment of said Product.

9.2	Any interest payment of [***]% for usance period of three (3) years shall be to [***].

CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

10	FOREX CURRENCY

The Prices for the Product shall be denominated in US Dollars and paid in US Dollars. TTL will pay and bear the expense of local, state and/or federal government license, sales and use, property and ad valorem taxes and any custom duties, fees or charges which may be imposed or assessed on it in India with respect to payments made by TTL to AXESSTEL under this Agreement.

11	TAXES, DUTIES, LEVIES AND OTHER CHARGES

11.1	The Prices stated in Schedule D1 (Prices) are exclusive of all customs duties and taxes and levies. TTL shall be liable to pay duties and taxes at actuals as levied on it in India. If AXESSTEL is required to pay any such tax, duty or levy at the time of sale or thereafter, TTL will promptly reimburse AXESSTEL after AXESSTEL provides TTL with evidence of the amounts paid.

11.2	TTL shall be responsible for deducting any withholding taxes applicable from time to time and shall issue certificates showing the details of such deductions at the periodicity permitted by the respective laws, so that AXESSTEL can claim credit for such deductions.

11.3	Both Parties undertake to indemnify and to hold the other Party harmless against any loss, expense and increase in costs incurred by other Party as a consequence of default on the part of the Party in discharging its obligations for payment of any taxes, customs duties, levies and other charges for which it is responsible under this Agreement and under law.

12	DELIVERY TERMS AND DELIVERY SCHEDULE

12.1	Subject to the provisions contained in Article 7 (Purchase Order and Procedures) of this Agreement, the Delivery of the Product shall be delivered to TTL or its carrier agent, F.O.B. Taiwan. Such delivery by AXESSTEL to F.O.B. Taiwan will constitute “Delivery” by AXESSTEL under this Agreement. Shipping methods will be as stated on the TTL PURCHASE ORDER. All freight, insurance, and other shipping expenses, as well as any special packing expense, will be paid by TTL from and after F.O.B. Taiwan. TTL will also bear all applicable taxes, duties, and similar charges that may be assessed against the Products after Delivery. No changes will be made unless authorized in writing by TTL. Products will be delivered no more than five days before or 10 days after the stated delivery date on the applicable PURCHASE ORDER AXESSTEL will notify TTL immediately if, at any time, it appears that the delivery schedule set forth on the PURCHASE ORDER release may not be met. Such notification will include the reasons for any anticipated delay and the proposed revised delivery date.

12.2	Time is the essence of this Agreement.

12.3	Unless instructed otherwise by TTL, AXESSTEL, for Orders placed hereunder, shall:

12.3.1.	Deliver entire quantity of items as mutually agreed.

12.3.2.	Deliver the Product in complete set, which can be deployed and can be put into Commercial Availability.

12.3.3.	Deliver the items to destination designated in accordance with specific Delivery instructions.

12.3.4.	Enclose a packing memorandum with each consignment and, when more than one package is delivered, identify the one containing the memorandum.

12.3.5.	Mark all the packages and deliver documents in accordance to agreed procedure and applicable laws.

12.4	In the event accelerated Delivery schedule is required by TTL, AXESSTEL shall make best endeavours to comply with such requirement. If the possibility exists that the scheduled date of Delivery indicated in the Order will not be met, AXESSTEL shall immediately notify TTL as contemplated herein under Article 29 (Notices and Communications).

12.5	TTL and AXESSTEL may agree to change the laid down standard Delivery schedule contained in the Purchase Orders to be effective for shipments being Delivered after (30) days after the date the Parties so agree in writing. The provisions of Article 7 (Purchase Order and Change Order Procedure) above shall guide such change.

12.6	AXESSTEL may request to change the standard delivery schedule indicated in the Order by giving thirty (30) days prior notice to TTL for mutual acceptance

12.7	In the event that the performance by AXESSTEL is delayed/is likely to be delayed by an event of Force Majeure or TTL’s default, AXESSTEL shall give TTL written notice of such delay within five (5) Working Days after becoming aware that such delay has occurred/is likely to occur:

12.7.1.

Where the delay is caused by any event of Force Majeure, TTL shall grant AXESSTEL such extension of time, without any penalty or damages, for the performance by AXESSTEL as TTL and AXESSTEL agree to be

CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

reasonable having regard, without limitation, to any other delays or extensions of time that may have previously occurred or been granted by TTL to AXESSTEL.

12.7.2.	Where the delay is caused by TTL or any delay or default on TTL’s part, respectively, in the performance of its obligations under the Agreement, TTL shall grant AXESSTEL, such extension of time, without any penalty or damages, for the performance by AXESSTEL to take into account such delay as TTL and AXESSTEL agree to be reasonable.

12.7.3.	AXESSTEL shall be responsible for any delays in Delivery of the Product caused solely by AXESSTEL, as well as AXESSTEL’s Sub-supplier, due to any default or omission in the performance by AXESSTEL/Sub-supplier of any of AXESSTEL’s obligations and duties pursuant to this Agreement. In the event of such delays, AXESSTEL agrees to pay liquidated damages as per the terms of Section 17 to TTL.

12.8	In the event that the performance by TTL of its obligations under the Agreement is delayed/is likely to be delayed by an event of Force Majeure or AXESSTEL’s default, TTL shall give AXESSTEL written notice of such delay within five (5) Working Days after becoming aware that such delay has occurred/was likely to occur:

12.8.1.	Where the delay is caused by any event of Force Majeure, AXESSTEL shall grant TTL such extension of time, without any interest, penalty or damages, for the performance by TTL of its obligations under this Agreement as AXESSTEL and TTL agree to be reasonable having regard, without limitation, to any other delays or extensions of time that may have previously occurred or been granted by AXESSTEL to TTL for the performance of its obligations under this Agreement.

12.8.2.	Where the delay is caused by AXESSTEL’s default in the performance of its obligations under the Agreement, AXESSTEL shall grant TTL such extension of time, without any penalty or damages, for the performance by TTL of its obligations to take into account such delay as TTL and AXESSTEL agree to be reasonable.

13	TITLE AND RISK OF LOSS

13.1	Without prejudice to TTL’s right to reject as set forth in Article 15 of this Agreement, the title and the risk of loss to the hardware portion of all Product sold hereunder shall pass from AXESSTEL to TTL upon Delivery to the FOB destination set forth in Article 12.1.

13.2	Ownership of the copyright in any Software, Software Updates, Software Fixes and/or, if applicable, Software Upgrades incorporated in the Product shall not pass to TTL and title for the same shall remain with AXESSTEL. AXESSTEL shall ensure that all Product delivered under this Agreement shall be free from any claims or encumbrances whatsoever, with the exception of those in respect of which a license is granted in accordance with the provisions contained herein.

14	PACKING, MARKING AND SHIPPING

14.1	AXESSTEL shall ensure that the Product is strongly packed and shall take measure to protect the Product from moisture, rain, rust, corrosion and shock according to the different shapes, special features, characteristics and requirements of such Product, so as to withstand repeated and numerous handling, loading and unloading as well as long-distance inland transportation to ensure the Product’s safe arrival at the designated Delivery site without any damage or corrosion. The packing shall be in accordance with the international laws, trade practice and also in accordance to environmental safety norms.

14.2	AXESSTEL shall pack, mark and ship all Product purchased under this Agreement, in accordance with the common carrier requirements and in manner, which will permit the securing of good quality transportation.

14.3	In accordance with the characteristics and different requirements in loading, unloading and shipping different Product, the package shall be conspicuously marked with “Handle with care”, “Right side up”, “Keep dry”, and other similar marking in English, with appropriate international trade practice trade practice marks and illustrative marks.

14.4	All of the Product shall be shipped in complete sets, except as otherwise mutually agreed and any special tools for Installation, materials and easily worn-out parts shall be dispatched along with its related Product.

14.5	AXESSTEL shall affix a sticker containing the ESN information as specified on the carton and insert a loose sticker inside the carton.

CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

15	INSPECTION AND TESTING

15.1	Testing at Manufacturer’s Place

15.1.1.	The purpose of factory acceptance is to verify that the Product production is satisfactory and that the Product is ready to be shipped to TTL.

15.1.2.	AXESSTEL shall perform factory testing in accordance with the test plan of the manufacturer.

15.1.3.	TTL shall have the right to witness factory testing at manufacturer’s place upon reasonable notice. In case TTL opts to witness such testing at manufacturer’s place, TTL shall give reasonable notice in advance and be responsible for all expenses relating to travel, boarding and lodging, and out of pocket expenses in respect of its personnel deputed to witness such tests. TTL and AXESSTEL shall work out the plan for such inspection so that the normal manufacturing operation of the manufacturer is not disturbed. For tests not conducted on AXESSTEL’s premises, AXESSTEL shall use commercially reasonable efforts to gain the necessary approvals from the Third Party (where such factory tests are being conducted) so that TTL may gain access to said premises and view the tests. TTL acknowledges that, because AXESSTEL’s manufacturer is not exclusive for TTL Products, AXESSTEL cannot guarantee that the product TTL sees on the manufacturer’s premises constitutes Product to be supplied to TTL under this Agreement.

15.1.4.	No test or examination of any of the Product, whether witnessed, agreed or otherwise organised or carried out by TTL, shall release AXESSTEL from its obligation to carry out the tests at the place of manufacture or to perform any of its other obligations as set out in and in accordance with the provisions of this Agreement.

15.2	Pre - Acceptance Testing

15.2.1.	The purpose of the Acceptance Tests is to show that the Product meets Technical Specifications prior to the issuance by TTL of the first Purchase Order for a new Product. AXESSTEL agrees to work with TTL, to perform such additional tests, if TTL requires AXESSTELs inputs at any time. The time frame to perform such additional tests shall be mutually agreed by AXESSTEL and TTL in writing.

15.2.2.	Acceptance Tests shall be performed as mutually agreed. An Acceptance report will be compiled by TTL for each Product being tested and TTL will provide copies to AXESSTEL along with applicable supporting documents.

15.2.3.	Acceptance Tests are based on mutually defined tests. The criterion for passing these tests is that all Product tests should result in all “All Tests Pass (ATP)”.

15.2.4.	AXESSTEL shall give TTL a minimum of five (5) Working Days notice in writing of the date, time and place for conducting joint Acceptance Tests. TTL may at its sole option, in respect of Product identical to items earlier tested, waive in writing the performance of these tests in which case such Product shall become accepted, upon putting into Commercial Availability.

15.2.5.	Within ten (10) days of the completion of the relevant Acceptance Tests, if applicable, TTL shall inform AXESSTEL of the failure of the Acceptance Tests.

15.3	Inwards Goods Inspection

15.3.1.	Within [***] days from each Delivery of Product landing in India, TTL shall conduct an Inwards Goods Inspection in accordance with such testing procedures and criteria specified in Schedule A1 (Testing Procedure and Inspection Criteria) (“Inspection Tests”).

15.3.2.	If, through preliminary testing TTL determines joint testing with AXESSTEL is desired due to an unreasonable percentage of units which fail to pass the Inspection Tests, TTL will notify AXESSTEL that a joint test is to be conducted. Within [***] Working Days from AXESSTEL’s receipt of TTL’s notice, AXESSTEL shall send a representative to conduct such joint test with TTL.

15.3.3.	After testing is complete:

15.3.3.1.	If 20% or greater of the units from a particular shipment, lot or batch fails to pass the joint Inspection Test (“Epidemic Failure”), TTL and AXESSTEL will jointly determine whether the units can be (a) repaired or (b) re-manufactured or requires significant input from AXESSTEL’s R&D Center in Korea. In the event re-manufacturing or significant input from AXESSSTEL’s R&D Center in Korea is required, AXESSTEL will have [***] weeks from such joint determination to Deliver replacement units. In the event the units can be repaired, AXESSTEL will have ten (10) Working Days within which to Deliver repaired units. In the event the above-stated timelines are not met, AXESSTEL will pay liquidated damages to TTL pursuant to Section 17.3.

15.3.3.2.	If less than [***]% of the units from a particular shipment, lot or batch fails to pass the joint Inspection Test, TTL shall have the right to return the defective units to AXESSTEL for replacement pursuant to its Warranty rights specified in the After Sales Service Agreement.

CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

15.3.3.3.	The rejection of any units pursuant to the Inspection Test shall in no way affect the overall time schedule for Delivery of Product.

16	QUALITY ASSURANCE

16.1	Without restricting the generality of the provisions of conditions set forth herein, it is understood and agreed that AXESSTEL has sole responsibility for the quality of the Product as Delivered.

16.2	AXESSTEL shall sell and Deliver the Product to TTL in accordance with the terms and conditions of this Agreement.

16.3	AXESSTEL shall maintain a quality assurance program approved by TTL to ensure a consistent level of quality in the Product supplied under this Agreement and to ensure that the Product conform to all applicable professional standards and requirements, and to the Specifications set forth in Schedule B1 (Technical Standards and Specifications).

16.4	TTL reserves the right to conduct quality assurance assessments, tests or witness tests on the Product in accordance with a sampling plan, at manufacturer’s place, or to obtain test results of same.

16.5	TTL may conduct an assessment and examine the Product on AXESSTEL’s premises at any stage of production during AXESSTEL’s normal business hours, provided such examination does not disturb the normal operation of AXESSTEL. AXESSTEL shall provide all reasonable safety precautions as may be required for TTL’s protection during TTL’s inspection on AXESSTEL’s premises.

16.6	If TTL opts to exercise its rights as outlined above, then AXESSTEL shall advise TTL when the Product is available for audit or testing. In this regard, AXESSTEL shall make space available for TTL’s personnel to carry out the audit or testing, and provide full cooperation to TTL’s personnel. TTL shall bear all the traveling, boarding and lodging expenses incurred in sending such personnel to carry out audit or testing.

16.7	AXESSTEL also agrees to provide quality information such as inspection data, statistical process control information, test results, and failure analysis results pertaining to the Product under the terms of this Agreement.

16.8	TTL’s quality assurance assessment shall not constitute a waiver or renunciation of any of TTL’s rights and remedies provided for in this Agreement or at law and shall not excuse AXESSTEL from compliance with all provisions of this Agreement.

17	DELAYS AND LIQUIDATED DAMAGES

17.1	AXESSTEL specifically acknowledges and agrees that time is the essence in the performance of all AXESSTEL’s obligations including, without limitation, the provision of all the Product set forth in this Agreement.

17.2	In the event that Delivery of Product is delayed more than [***] days beyond AXESSTEL’s obligation to ship based upon the date specified in the applicable shipping schedule solely for reasons attributable to AXESSTEL (and not due to an event of Force Majeure pursuant to Section 12.7 or any default of TTL), then AXESSTEL shall be required to pay to TTL [***] as Liquidated Damages. Such Liquidated Damages shall be TTL’s sole remedy for delays in Delivery.

17.3	In the event of an Epidemic Failure determined in accordance with the procedures and criteria specified in Section 15.3, if AXESSTEL has failed to Deliver replacement or repaired units, as applicable, within [***] days beyond the timelines specified in Section 15.3, then AXESSTEL shall be required to pay to [***] as Liquidated Damages. Such Liquidated Damages shall be TTL’s sole remedy for Epidemic Failure.

18	GOVERNMENT REGULATION

18.1	Each Party hereto, including their personnel, employees, associates and Sub-suppliers shall be solely responsible for complying with the statutes, laws, regulations, subordinate legislation, administrative orders and instructions issued by relevant government authorities, regarding, but not limited to, environment, industrial relations and taxation. AXESSTEL shall indemnify TTL against any failure of its Sub-suppliers to meet such compliance requirements.

18.2	Without limiting the generality of the forgoing, each Party shall be responsible for compliance with the applicable tax, social security and similar regulations applicable to its activities hereunder, at its own cost and expenses.

19	OVERALL LIMITATION OF LIABILITY

19.1

Notwithstanding any other provisions of the Agreement, AXESSTEL and its respective employees, directors, officers, agents, sub-contractors, and suppliers shall not be liable to TTL, or its employees, directors, officers, agents, or any other person/party for any indirect, special, incidental, consequential or exemplary damages or loss, or for any lost profits, revenues, goodwill or savings arising out of this Agreement or resulting from the use or performance of any Product,

CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

whether in an action for breach of warranty, breach of contract, late Delivery, negligence, strict liability, tort, indemnity, or otherwise.

19.2	Notwithstanding any other condition in this Agreement, AXESSTEL’s overall liability under or in connection with the Agreement shall not exceed [***]; provided however, that said cap shall be increased to [***] in those instances where AXESSTEL has breached its obligations under Article 23 (Confidentiality and Use of Information), Article 22 (Liens and Encumbrances) or Article 27 (Intellectual Property Rights) of this Agreement; provided however, that said cap shall be increased to [***] in those instances where TTL has breached its obligations under Article 23 (Confidentiality and Use of Information), Article 22 (Liens and Encumbrances) or Article 27 (Intellectual Property Rights) of this Agreement.

19.3	A Party suffering a loss or damages shall take reasonable measures to limit such loss or damage. In addition, the provisions of this Article shall survive the termination or expiry of this Agreement.

20	DISCLAIMER

AXESSTEL EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES AS TO THE SUITABILITY OR MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

21	TERMINATION

21.1	If AXESSTEL shall be in material breach of any of the provisions of the Agreement and in the case of a breach which is capable of remedy, fails to remedy the breach within sixty (60) days or such longer period as may be extended by TTL in writing, without prejudice to TTL’s other rights or remedies, TTL shall have the right:

21.1.1	at any time and upon serving a written notice of not less than sixty (60) days of termination on AXESSTEL to terminate the Agreement forthwith as a whole or at TTL’s option in respect of any part of the supply remaining to be performed under the Agreement; and/or

21.1.2	to recover from AXESSTEL the amount of all direct losses and direct expenses including the cost of completing or getting completed any work left incomplete by AXESSTEL suffered by TTL as a result of such termination the amount of which shall be either as mutually agreed to by TTL and AXESSTEL or awarded by the arbitrator(s) in accordance with Article 28 (Governing Law and Jurisdiction) but subject to the limitation of liability set forth in this Agreement.

21.2	Without prejudice to any other rights or remedies it may have, TTL shall have the right at any time and by serving a written notice of termination on AXESSTEL to terminate the Agreement forthwith and to recover from AXESSTEL the amount of all direct losses and direct expenses suffered by TTL as a result of such termination including the cost of completing the supply or having the supply completed by another AXESSTEL to a standard satisfactory to TTL amount of which shall be either as mutually agreed to by TTL and AXESSTEL or awarded by the arbitrator(s)in accordance with Article 28 (Governing Law and Jurisdiction) but subject to the limitation of liability set forth in this Agreement, and then if:

21.2.1	AXESSTEL becomes insolvent or ceases to do business; and/or

21.2.2	A bankruptcy order is made against AXESSTEL, or if a trustee is appointed in respect of the assets of AXESSTEL; and/or

21.2.3	A receiver or an administrative receiver is appointed in respect of any of AXESSTEL’s assets; and/or

21.2.4	An administration order is made in relation to AXESSTEL; and/or

21.2.5	An order to wind up AXESSTEL is made or a liquidator is appointed in respect of AXESSTEL (otherwise than for the purposes of reconstruction or amalgamation).

21.3	Without prejudice to any other rights or remedies it may have, AXESSTEL shall have the right at any time and by serving a written notice of termination on TTL to terminate the Agreement forthwith and to recover from TTL the amount of all direct losses and direct expenses suffered by AXESSTEL as a result of such termination, the amount of which shall be either as mutually agreed to by TTL and AXESSTEL or awarded by the arbitrator(s), in accordance with Article 28 (Governing Law and Jurisdiction) but subject to the limitation of liability set forth in this Agreement, and then if:

21.3.1	TTL becomes insolvent or ceases to trade or enters into any composition with its creditors; and/or

21.3.2	A bankruptcy order is made against TTL or if a trustee is appointed in respect of the assets of TTL ; and/or

21.3.3	A receiver or an administrative receiver is appointed in respect of any of TTL’s assets; and/or

21.3.4	An administration order is made in relation to TTL ; and/or

CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

21.3.5	An order to wind up TTL is made or a liquidator is appointed in respect of TTL (otherwise than for the purposes of reconstruction or amalgamation); and/or

21.3.6	If TTL is in material breach of its obligations under this Agreement, and fails to remedy the breach within sixty (60) days or such longer period as may be extended by AXESSTEL in writing, without prejudice to AXESSTEL’s other rights or remedies.

21.4	Notwithstanding anything contained in this Agreement, TTL shall have the right to terminate this Agreement at any point following TTL taking delivery of and paying for in full the Product specified by giving thirty (30) days written notice to AXESSTEL only in the event material is not acceptable in the Network (after appropriate actions have been taken under Section 4.8) or due to obsolescence of technology or Product. In any such event, any then open Purchase Orders are cancelled.

21.5	Notwithstanding anything contained in this Agreement, TTL shall have the right to terminate this Agreement during the term of the Agreement without assigning any reason upon thirty (30) days written notice to AXESSTEL. In any such event, any Delivery Order already issued by TTL before the effective date of such termination shall not be cancelled by TTL and shall be duly honoured by AXESSTEL as per the terms and conditions of this Agreement.

22	LIENS AND ENCUMBRANCES

22.1	AXESSTEL covenants that it has good title to all the Product delivered/supplied hereunder and that AXESSTEL shall convey to TTL good title to the Product free from any and all liens, encumbrances or Third Party rights whatsoever in accordance with this Agreement. In addition, AXESSTEL covenants that it is entitled to grant the rights to the use of all Software, Software Fixes, Software Updates and Software Upgrades.

22.2	AXESSTEL further warrants that TTL’s use of the Product shall not infringe any applicable patents, trademarks, industrial designs, copyrights or other intellectual or proprietary rights of Third Party and/or any other entity under the laws of India or elsewhere.

22.3	Without prejudice to any other rights or remedies available to TTL, but subject to the limitations of liability in this Agreement, AXESSTEL hereby agrees to fully and effectively indemnify and hold harmless. TTL against all actions, claims, proceedings, damages, costs and expenses arising from any claim that the Product as Delivered infringes any intellectual property laws in India or elsewhere (excluding any infringement specified under Section 22.5), and will pay all damages and costs which by final judgment may be assessed against TTL on account of such infringement, provided that:

22.3.1	AXESSTEL has been given immediate written notice of all claims of such alleged infringement and an authority to assume the sole defense of and to settle such suits; and

22.3.2	AXESSTEL has been furnished, when requested, with all information and assistance available to TTL for such defense; and

22.3.3	The Product had been used in accordance with its Specifications; and

22.3.4	The Product had not been combined with another Product not authorized by AXESSTEL nor modified without the authorization of AXESSTEL.

22.4	If any Product in such suit is held to constitute infringement specified under Section 22.3 and the use of said Product is enjoined, or at AXESSTEL’s option in advance of such holding, AXESSTEL will either:

22.4.1	Procure for TTL the right to continue using said Product; or

22.4.2	Replace it with a non-infringing Product; or

22.4.3	Modify the Product so that it becomes non-infringing; or

22.4.4	Remove the Product and refund the purchase price less a reasonable allowance for use, damage and obsolescence.

22.5	Without prejudice to any other rights or remedies available to AXESSTEL, but subject to the limitations of liability in this Agreement, TTL, jointly and severally, hereby agrees to fully and effectively indemnify and hold harmless AXESSTEL all actions, claims, proceedings, damages, costs and expenses arising from any claim of and will pay all damages and costs which by final judgment may be assessed against AXESSTEL on account of:

22.5.1	Infringement arising from adherence to specifications or drawings which AXESSTEL is directed by TTL to follow; and/or

22.5.2	Infringement relating to importation, manufacture, sale or use of the Product for or in combination with another Product not furnished or authorized by AXESSTEL and/or

CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

22.5.3	Infringement relating to any trademark or service mark of TTL or any written materials created by TTL or its agents.

22.5.4	Provided that, TTL has been given immediate written notice of all claims of such alleged infringement and an authority to assume the sole defense of and to settle such suits; and

22.5.5	Provided that, TTL has been furnished, when reasonably requested, with all reasonable information available with AXESSTEL for such defense.

22.6	If infringement described in Section 22.5 is found and the use of said Product is enjoined, or at TTL’s option in advance of such holding, TTL will either:

22.6.1	Procure for the AXESSTEL the right to continue adherence to TTL’S specifications or drawings or the combined product; or

22.6.2	Replace specifications or drawings or the combined product with non-infringing specifications or drawings or the combined product; or

22.6.3	Modify the adherence to specifications or drawings or the combined product that it becomes non-infringing;

22.7	The provisions contained in this Article shall survive the expiry or termination of this Agreement. This Article provides AXESSTEL’s sole and exclusive liability and TTL’s sole and exclusive remedy for claims of infringement hereunder brought by a third party by reason of infringement of the Product, Documentation, and spare parts hereunder.

23	CONFIDENTIALITY AND USE OF INFORMATION

23.1	The term “Confidential Information” shall mean and include all or any communication(s), Information or data disclosed, whether written, visual or oral and other material supplied to or obtained by, including without limitation Software, Software Updates; Software Fixes and Software Upgrades, the Party (“Receiving Party”) from the other Party or its Affiliates (“Disclosing Party”) during the course of this Agreement.

23.2	The Receiving Party shall keep all Confidential Information received from the Disclosing Party in whatever form as strictly confidential and shall not disclose it to third party(ies) other than a person directly employed or engaged by the Receiving Party in the performance of its obligations under this Agreement without the prior written consent of the Disclosing Party. The Receiving Party shall not use the Confidential Information for any purpose other than in connection with the purposes of this Agreement.

23.3	The foregoing obligations shall not apply to any Confidential Information which:

23.3.1	Is in the public domain at the time of disclosure or later becomes part of the public domain without breach of the confidentiality obligations herein contained; or/and

23.3.2	Was known to the Receiving Party prior to disclosure by the Disclosing Party; or/and

23.3.3	Is disclosed to the Receiving Party by a third party without breach of any obligation of confidentiality owed to the Disclosing Party; or/and

23.3.4	Is at any time independently developed by the Receiving Party as proven by its contemporaneous written records; or/and

23.4	If Receiving Party is requested or required to disclose any of the Disclosing Party’s Confidential Information pursuant to a subpoena, court order, statute, law, rule, regulation or other similar requirement, Receiving Party will, to the extent permitted by law, (a) use its best efforts to limit disclosure and to obtain confidential treatment or a protective order and allow to the fullest extent possible Disclosing Party to participate in the proceeding; (b) give Disclosing Party prompt written notice of such required disclosure in order to afford Disclosing Party an opportunity to seek a protective order or other legal remedy to prevent the disclosure, and (c) reasonably cooperate with Disclosing Party’s efforts to secure such a protective order or other legal remedy to prevent the disclosure. If Disclosing Party cannot obtain a protective order or other legal remedy to prevent the disclosure as required by law or judicial order, and Receiving Party or any of their agents is nonetheless, in the reasonable written opinion of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or significant penalty, Receiving Party or its agents may disclose such Confidential Information to such tribunal in accordance with, but solely to the extent necessary, in the opinion of its counsel, to comply with, the legal requirement. Notwithstanding the foregoing, TTL acknowledges and agrees that AXESSTEL may be required to file this Agreement and/or the After Sales Service Agreement with its governmental authorities and that no consent will be required to so file the Agreement. In such event, AXESSTEL will use commercially reasonable efforts to obtain confidential treatment as allowed by such governmental authorities regarding such filing of the Agreement and/or the Service Agreement.

CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

23.5	Each Receiving Party shall limit access to Confidential Information to those of its employees, representatives, suppliers or advisors (collectively hereinafter the “Authorized Recipients”) to whom such access is reasonably necessary or appropriate for the proper performance of the obligations hereunder and shall obtain written undertakings of confidentiality from them.

23.6	Each Receiving Party shall ensure that each of the permitted Authorized Recipients engaged in relation to this Agreement are bound by similar obligations of confidentiality in terms of those obligations binding on the Parties as set forth herein.

23.7	AXESSTEL and TTL shall consult with, and obtain the approval of the other Party in writing, before issuing any press release or formal publicity concerning the other Party.

23.8	AXESSTEL shall provide the Documentation and such manuals, illustrations and other documentation including maintenance updates for Product previously supplied as TTL shall reasonably require those for its personnel who are involved in the planning, commissioning, Acceptance, installation, operation, maintenance, supervision, and administration of the Product. TTL shall be entitled to make such copies of the operational and implementation manuals, illustrations and other documentation supplied as it may require, subject to copyright restrictions and the provisions of this Agreement.

23.9	The provisions herein shall bind the Parties for a period beginning from the date of first disclosure of information and continue for a period of five (5) years following the later of termination, cancellation or completion of this Agreement.

23.10	The Parties agree that each Party may exchange Confidential Information with its Affiliates without the consent of the other Party provided that each Receiving Party affiliate agrees to provide such Confidential Information with equivalent protection as required by this Article.

23.11	All Confidential Information shall remain the exclusive property of the Disclosing Party, and the Receiving Party shall have no rights, by license or otherwise, to use the Disclosing Party’s Confidential Information except as expressly provided in this Agreement.

23.12	Subject to the other provisions of this Agreement, the Receiving Party agrees to return to the Disclosing Party or destroy, and verify in writing its destruction, at Receiving Party’s option, all written, tangible and otherwise accessible material in any form containing or reflecting any Confidential Information promptly following the Disclosing Party’s request or on termination or expiration of the Agreement for whatever reason. At the Disclosing Party’s option, the Receiving Party will provide written certification of compliance with this Article.

23.13	Each Party shall provide to the other Party, promptly upon request, all the Information that the latter may reasonably request from time to time and that is necessary for the proper performance of the requesting Party’s obligations hereunder.

23.14	All Information, which a Party may furnish hereunder or has furnished in anticipation of this Agreement, shall remain the property of such Party and shall not be reproduced or copied in whole or in part, except as necessary for use as authorized herein; and shall, together with any copies thereof, be returned or destroyed when no longer needed, or may, with the approval of the Disclosing Party if in the form of software recorded on an erasable storage medium, be erased, if such erasure is witnessed by an authorized employee or agent of AXESSTEL or if AXESSTEL has waived the right to make such verification.

23.15	Such Information may be disclosed in India to parties outside TTL’s organization solely for the purpose of installing, operating, and maintaining the particular Product supplied hereunder, provided each such Party signs and agrees to the conditions contained in a “Use of Information Agreement” in the form annexed hereto in ‘Attachment A’ with a copy of such agreement being provided to AXESSTEL.

24	COMPLIANCE WITH LAWS, REGULATORY APPROVALS

24.1	The Parties will comply with the provisions of all laws and all orders, rules and regulations applicable to this Agreement. TTL will, at its expense, obtain and maintain the governmental authorizations, registrations and filings that may be required under the laws of the Territory to execute or perform this Agreement. Each Party will not use any payment or other benefit derived from the other to offer, promise or pay any money, gift or any other thing of value to any person for the purpose of influencing official actions or decisions affecting this Agreement, while knowing or having reason to know that any portion of this money, gift or thing will, directly or indirectly, be given, offered or promised to (a) an employee, officer or other person acting in an official capacity for any government or its instrumentalities or (b) any political party, party official or candidate for political office.

CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

25	INSURANCE AND INDEMNIFICATION

25.1	Insurance

25.1.1	AXESSTEL shall at its own cost and expense effect and maintain such insurance to provide cover against all losses or liabilities up to Delivery.

25.1.2	AXESSTEL shall have its policies name TTL as an additional insured and shall provide proof of such action to TTL upon request, and shall have its policies contain a provision stating that such policy or policies shall not be cancelled or materially altered except after thirty (30) days’ written notice to TTL.

25.2	Indemnification Subject to the limitations of liability set forth in this Agreement, AXESSTEL hereby agrees to fully and effectively indemnify and/or hold harmless TTL against all loss, claims and proceedings, damages, costs and expenses suffered or incurred by TTL and arising in respect or by reason of:

25.2.1	Any damage, up to US $[***] per occurrence, to any person and/or property belonging to TTL to the extent arising to the result of the negligent acts or omission of AXESSTEL, its employees, agents, Sub-supplier (or their employees or their agents) and/or Third Party acting on AXESSTEL’s behalf in relation to the performance of this Agreement; and/or

25.2.2	Breach of any laws, rules or regulations by AXESSTEL, its employees, agents, Sub-suppliers (or their employees or their agents) and/or Third Party acting on AXESSTEL’s behalf, in relation to the performance of this Agreement; and/or

25.2.3	TTL will indemnify, defend and hold AXESSTEL, as well as its officers, directors, employees and agents harmless from and against all claims, costs, liability and damages, including reasonable attorneys’ fees and disbursements, which may arise out of TTL’s acts or omissions in connection with its performance of this Agreement as such costs, liability and damages are incurred.

25.2.4	The provisions of this Article shall survive termination or expiry of this Agreement.

26	FORCE MAJEURE

26.1	Neither TTL nor AXESSTEL shall be deemed in default or liable to the other for any delay or non-performance of obligations under this Agreement in the event and to the extent such delay or non-performance is due to an event of “Force Majeure”.

26.1.1	Each Party shall, without delay, inform the other Party of the occurrence of any event of Force Majeure, its expected duration and cessation.

26.1.2	In the event of any Force Majeure occurring, either TTL or AXESSTEL may, by notice to the other extend the period during which any obligation affected by the Force Majeure shall be satisfied and during such period of extension, exert all reasonable efforts to remove the Force Majeure occurrence.

26.1.3	Either Party claiming Force Majeure to avoid any obligation under this Agreement shall prove the existence of the same to the satisfaction of the other Party, failing which no relief shall be given.

26.1.4	If any delay caused by an event of Force Majeure prevents AXESSTEL from fulfilling its obligations for a period of more than three (3) months, then upon notice by either Party the Agreement or part of it, be terminated and the following arrangements shall apply:

26.1.4.1.	TTL shall pay AXESSTEL for all Product which have passed the Acceptance Test prior to termination, and those Products which are completed at the date of termination, either delivered or at the premises of AXESSTEL or its AXESSTEL’s, as well as the fair market value of such parts or items which are under execution but not completed as of the date of termination; and any other costs and expenses reasonably incurred by AXESSTEL.

26.1.4.2.	The Parties shall be individually responsible and bear their individual costs and losses upon termination.

27	INTELLECTUAL PROPERTY RIGHTS

27.1	Intellectual Property

27.1.1	All of TTL’s Information and any copies thereof and all intellectual property rights therein shall remain the property of TTL. AXESSTEL shall return or destroy TTL’s Information (together with any copies it has made and any other copies which are then in its possession) to TTL upon whichever shall be the earlier of completion of the supply, the termination of the Agreement or upon reasonably being requested to do so by TTL. If AXESSTEL destroys TTL’s Information, it shall notify TTL of such destruction.

27.1.2

All of AXESSTEL’s Information and any copies thereof and all intellectual property rights therein shall remain the property of AXESSTEL. TTL shall, return or destroy AXESSTEL’s Information (together with any copies it has

CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

made and any other copies which are then in its possession) to AXESSTEL upon whichever shall be the earlier of completion of the supply, the termination of the Agreement or upon reasonably being requested to do so by AXESSTEL. If TTL destroys AXESSTEL’s Information, it shall notify AXESSTEL of such destruction.

27.1.3	Save as expressly set out in the Agreement, no assignment or license of any intellectual property right or trademark or service mark, whether registered or not and which is owned or controlled by TTL or AXESSTEL, is granted to the other Party to the Agreement by the provisions of the Agreement.

27.1.4	AXESSTEL shall at its own cost and expense provide TTL with such copies of AXESSTEL’s Information as may from time to time be requested by TTL for these purposes.

27.1.5	AXESSTEL shall not assign or grant any licenses whether exclusive or non-exclusive of any of its intellectual property rights in any of AXESSTEL’s Information, which in any way conflicts with the licenses granted to TTL pursuant to the provisions of the Agreement.

27.1.6	The Parties shall not claim any ownership over or any rights to any intellectual property of the other furnished hereunder or arising from this Agreement

27.2	Intellectual Property of Third Parties

27.2.1	AXESSTEL shall not incorporate in the Network or use in the performance of the supply any Information or article the intellectual property rights in which are owned by a Third Party unless AXESSTEL has first secured all necessary licenses, consents and rights to do so from the owner of such intellectual property rights.

27.2.2	In the event that AXESSTEL incorporates or uses any intellectual property of Third Parties, then AXESSTEL shall obtain a license to allow AXESSTEL to sell such Product to TTL under this Agreement.

27.3	The provisions of this Article shall survive the expiry or termination of this Agreement.

28	GOVERNING LAW AND DISPUTE RESOLUTION

This Agreement will be governed by and construed under the laws of India and shall exclude the United Nations Convention on Contracts for the International Sale of Goods. The Parties will make their best endeavor to resolve disputes, controversies or claims by mutual deliberation. In case of failure, the issues will be escalated to the respective senior management of the Parties. If the Parties are unable to resolve the dispute through negotiation, the Parties will refer such dispute to arbitration as follows:

28.1	Any and all disputes, controversies, issues or claims that may arise between the Parties and which the Parties have not been able to settle in accordance with the provisions herein shall be submitted to arbitration.

28.2	It is further agreed that the Indian Arbitration and Conciliation Act, 1996 and any statutory amendment or re-enactment thereof for the time being in force shall be applicable to such arbitration proceedings under this Agreement.

28.3	TTL and AXESSTEL will each designate an arbitrator to represent them to resolve any dispute with respect to this Agreement. Then the two arbitrators shall mutually agree to a third arbitrator.

28.4	The arbitration shall be held in the United Kingdom of Great Britain and the arbitration shall be conducted in the English language.

28.5	The award shall be entered in a court of competent jurisdiction for enforcement of the award against the Parties and their respective successors in business and/or permitted assigns as applicable.

28.6	Each Party shall be responsible for its own legal costs and other costs such as travel and lodging during the course of arbitration. Only the common costs such as arbitrator’s fees and venue expenses shall be shared equally between the two Parties.

28.7	The Parties undertake and agree that all arbitral proceedings and any final decisions or award made thereto shall be kept strictly confidential. All information, documentation, material I whatever form disclosed in the course of such arbitral proceedings shall be used solely for the purpose of those proceedings.

28.8	In the course of arbitration, both Parties shall continue to execute this Agreement in so far as is reasonably practical. This Article 28 shall survive termination of this Agreement.

29	MISCELLANEOUS

29.1	Preamble and Schedules

The preambles of this Agreement shall form an integral part of this Agreement. and the Attachments and Schedules annexed with this Agreement shall include:

Schedule A1 – Testing Procedure and Inspection Criteria

CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

Schedule B1 – Technical Standards and Specifications

Schedule C1 – Products

Schedule D1 – Prices

Schedule E1 – Ordering / Change Order Procedure

Attachment A – Use of Information Agreement

AXESSTEL and TTL hereby acknowledge and confirm that they have read the above-mentioned Schedules, understood them, and shall be bound by the same.

29.2	Assignment

The Agreement shall be binding on and enure for the benefit of TTL and AXESSTEL and the respective successors in business and permitted assigns of TTL and AXESSTEL.

AXESSTEL shall not without the prior permission in writing of TTSL, assign the benefits or liabilities of the whole or any part of this Agreement except in the case of (i) a sale, merger, consolidation or restructuring of AXESSTEL’s company, or an assignment to any of AXESSTEL’s Affiliates, as defined below. In addition, AXESSTEL may assign, without requiring any permission from TTL, the rights to in relation to any receivables arising under this Agreement or any Purchase Order, including but not limited to the Purchase Order, to any financial institution or other third party. Any such assignment, if permitted or exercised, shall not relieve AXESSTEL of any of its obligations or liabilities under the Agreement, and if so required by TTL, AXESSTEL shall procure that any such assignee shall enter into a deed of warranty in favour of TTL in terms which are satisfactory to TTL. Likewise TTL shall not without the prior permission in writing of AXESSTEL, assign the benefits or liabilities of the whole or any part of this Agreement except in the case of (i) assignment by TTL to its lenders and/or creditors whereby TTL transfers its Networks or any elements thereof to such lenders and/or creditors (or their agents/trustees) in which case no consent is required provided that the assignee is not a direct competitor of AXESSTEL, or (ii) a sale, merger, consolidation, TTSL and/or TTML in which case no consent is required provided that the assignee is not a direct competitor of AXESSTEL. Any such assignment, if permitted, shall not relieve TTL of any of their obligations or liabilities under the Agreement.

For purposes of this Agreement. “Affiliates” shall mean, in relation to any person directly or indirectly controlling, controlled by, or under common control with such person. For the purposes of this definition, “control” (including any correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any person shall mean (i) the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting shares or by contract or otherwise; or (ii) the power to hold or vote, directly or indirectly, in excess of fifty percent (50%) of the voting interest of such person.

29.3	Relationship

29.3.1	AXESSTEL shall perform the terms and conditions of the Agreement as an independent AXESSTEL, and nothing herein shall be constructed as creating any other relationship between the Parties hereto including, but not limited to, partnership, employer/employee, agency or joint venture.

29.3.2	The relationship between AXESSTEL and TTL during the term hereof shall be solely that of vendor and vendee. TTL, its agents, employees, representatives or affiliates shall under no circumstances be deemed as agents or representatives of AXESSTEL or its Affiliates. Likewise AXESSTEL its agents, employees, representatives or Affiliates shall under no circumstances be deemed as agents or representatives of TTL or its Affiliates.

29.3.3	Neither party or such party’s agents, employees, representatives of such party or such party’s Affiliates, nor the employees of any of them shall be deemed for any purpose to be employees of the other party. Accordingly, neither party or such party’s agents, employees, representatives of such party or such party’s Affiliates, nor the employees of any of them shall be entitled to any of the benefits under any employee benefit plan of the other party presently in effect or hereafter put into effect.

29.4	Language

The Agreement and all Schedules, annexures supporting and related documents and communications and notices issued pursuant to or in connection with its provisions, shall be in English language. In the event this Agreement is translated into any other language, the English language version hereof shall take precedence and control the interpretation hereof.

CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

29.5	Entire Agreement, Partial Invalidity and Severability

The Agreement and its Schedules and Attachment constitutes the entire agreement of the Parties hereto with respect to the subject matter covered herein and supersedes all prior understandings and/or agreements, both verbal and/or written. The various provisions of the Agreement are severable and if any provision is found by the Parties hereto or is held to be invalid or unenforceable by any court of competent jurisdiction such invalidity or unenforceability shall not affect the validity or enforceability of any of its other provisions.

29.6	Assurance

TTL and AXESSTEL shall at their own cost and expense execute and perform such further deeds, acts and things and execute such documents as may at any time be necessary or desirable to carry into effect or give legal effect to the provisions of the Agreement.

29.7	Export Regulations; Import Responsibilities

TTL is hereby informed that any export of Product, and certain Documentation, and spare parts require export approval from any applicable governments, as the case may be. TTL shall contact AXESSTEL prior to any export or resale. TTL is responsible for obtaining interface type-approval and an import license and permit. TTL shall be the importer of record, and TTL shall be responsible for customs clearance and all transportation and storage within India. TTL agrees to provide AXESSTEL with an executed end user certificate prior to any Delivery hereunder. The end user certificate shall be typed on TTL’s official letterhead paper with its address and logotype (if any) and signed by a duly authorized representative of TTL, stating: “We, Tata Teleservices Limited, hereby certify that the fixed wireless telephones and related products and accessories are ordered and purchased, or licensed as the case may be from AXESSTEL, Inc., under the Product Purchase Agreement dated June 15, 2004. The items/Product will be exclusively used in our telecommunications business in India and solely for non-military, peaceful use. We will not export (except for the purpose of repair and/or upgrade or maintenance) to the manufacturer or its designee, the items/Product that are under export control without the written consent of the applicable Governments.

29.8	Survival of Obligations

Except as otherwise specifically provided herein, termination of this Agreement for any reason shall not release any Party hereto or which thereafter may accrue in respect of any act or omission prior to such termination nor shall any such termination hereof affect in any way the survival of any right, duty or obligation of any such Party hereto which is expressly stated elsewhere in this Agreement or by necessary implication should operate to survive termination hereof including, without limitation the provisions relating to limitation of liability, license, export control, waiver, use of information, confidentiality, intellectual property rights, warranties, Liquidated Damages. Further, without limiting the generality of the foregoing, the parties hereby expressly agree that the following sections of this Agreement shall survive: Sections 11.3, 17.2, 26.1.4, 29.2, and 29.7 and all of Articles 13, 18, 19, 20, 21, 22, 23, 24, 27, 28 and 30.

29.9	Counterparts; Facsimile Signatures

This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument, and either of the Parties may execute this Agreement by signing any such counterpart. This Agreement shall become binding on each Party when a Party has completed delivery of an executed counter-part to the other Party and shall be dated accordingly.

Delivery may be completed by the Party concerned transmitting to the other Party facsimile copy of the counterpart signed by such Party.

Any Party delivering any executed counterpart of this Agreement as provided herein shall confirm execution by delivering an original of such executed counterpart to the other Party.

This Agreement and any amendments thereto may be executed and delivered using facsimile signatures, and such facsimile signature shall have the same full force and effect as an original signature.

29.10	Rights and Remedies

All rights and remedies provided for in this Agreement are cumulative and are in addition to, and not exclusive of rights or remedies otherwise available at law.

29.11	Amendments and Modifications

This Agreement, including Technical Specifications, shall not be modified, amended or waived orally but only through a document in writing signed by the authorised representatives of AXESSTEL and TTL.

29.12	NOTICES AND COMMUNICATIONS

29.12.1

Any notice, documents, information, direction and any other communications required or permitted to be (or such other addresses as specified in writing by the respective Party from time to time) hereunder shall be sent in writing and sent by courier or by facsimile to the relevant addresses set out below and shall be

CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

deemed to have been received on the Working Day following the delivery by international air courier or the transmission by confirmed facsimile:

If to TTL:

TATA Teleservices Ltd.

Vaswani Chambers. 3rd Floor

Dr Annie Besant Road

Worli Mumbai India 400 025

Attn: General Manager – Corporate SCM

If to AXESSTEL:

Axesstel, Inc.

6815 Flanders Drive, Suite 210

San Diego, California 92121

Attention: Counsel

29.12.	2 Either Party may change its address above by a notice to the other Party in the manner set forth above.

30	WAIVER

30.1	The failure of TTL or AXESSTEL to insist in any one or more instances upon strict performance of this Agreement or to exercise any option herein contained irrespective of the length of time for which such failure continues, shall not be construed as waiver of any promise or option but the same shall remain and continue in full force and effect.

30.2	No failure or delay of either Party in exercising its rights hereunder (including but not limited to the right to require performance of any provision of this Agreement) shall be deemed to be a waiver of such rights unless expressly made in writing by the Party waiving its rights.

30.3	Notwithstanding anything to the contrary contained in this Agreement, the receipt by TTL of any Product with knowledge of the breach of any of the terms or conditions of this Agreement shall not be deemed a waiver of such breach and no waiver by TTL or AXESSTEL of any breach shall be deemed to have been made unless expressed in writing and signed by TTL or AXESSTEL as the case may be.

30.4	No consent or waiver express or implied to or of any breach or default in the performance or any obligation hereunder shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.

30.5	No waiver of any terms or conditions shall be deemed a waiver of any such term or condition in the future unless such change, amendment modification or waiver shall be in writing and signed by the Parties.

CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

SIGNED, DECLARED AND DELIVERED BY

TATA TELESERVICES LIMITED

BY ITS AUTHORIZED REPRESENTATIVE:

Signature:	/s/ S. K. BALASUBRAMANIAM
S. K. BALASUBRAMANIAM – G.M. (SCM)

WITNESS:

Signature:

TATA TELESERVICES (MAHARASHTRA) LIMITED

BY ITS AUTHORIZED REPRESENTATIVE:

Signature:	/s/ CHARLES ANTONY
CHARLES ANTONY

WITNESS:

Signature:	/s/ SURENDRA NATH REDDY
SURENDRA NATH REDDY

AXESSTEL, INC.

BY ITS AUTHORIZED REPRESENTATIVE:

Signature:	/s/ MIKE KWON, CEO
MIKE KWON, CEO

WITNESS:

Signature:	/s/ HELEN CHAO
HELEN CHAO, GENERAL COUNSEL

CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

ATTACHMENT A

USE OF INFORMATION AGREEMENT

1.	The undersigned is involved in either the installation, operation, or maintenance of networks or product supplied by AXESSTEL to TTL and is therefore being given access to confidential and proprietary information and/or software and related documentation (all hereinafter designated “Information”), which is owned or controlled by AXESSTEL. The undersigned agrees that all such information:

i)	Shall be treated in strict confidence in a manner no less than the undersigned would handle its own proprietary or confidential information and used only to install, operate, and maintain in the Territory of India the particular Network or Product for which the information is initially ordered; and

ii)	Shall not be reproduced or copied, in whole or in part except as necessary for use as authorized herein, and if reproduced or copied then the appropriate restrictive markings or legends, including copyright notice shall be preserved; and

iii)	Shall, together with any copies thereof, be returned or destroyed when no longer needed, or may, if in the form of software recorded on an erasable store medium, be erased.

2.	The undersigned agrees to pass down to all levels of each company or Party, having access to the information, the terms of this Agreement.

3.	AXESSTEL is a third party beneficiary of this Agreement.

ACCEPTED AND AGREED TO:

Signature

Name printed or typed

Title

COMPANY

CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

Schedule A1 – Testing Procedure and Inspection Criteria

[***]

CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

Schedule B1 – Technical Standards and Specifications

[***]

CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

Schedule C1 – Products

CDMA 1X FIXED WIRELESS PHONES MODEL AXW-P800

CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

Schedule D1 – Prices

Lot	Quantity of Units Purchased		Price Per Unit		Purchase Order Due Date		Delivery to Occur:
First Lot (P800)	[***	]	[***	]	[***	]	[***	]
Second Lot (P800)	[***	]	[***	]	[***	]	[***	]
Third Lot (P800 or new product to be developed)	[***	]	[***	]	[***	]	[***	]
Fourth Lot (P800 or new product to be developed)	[***	]	[***	]	[***	]	[***	]

[***]

Delivery Schedule for the required first Lot:

Delivery Month	Units to Be Shipped
[***]	[***]
[***]	[***]
[***]	[***]

CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

SCHEDULE E1 – Ordering / Change Order Procedure

Date:

Type of change required

Why is the change required

Details of change required

TTL

(Authorized Signatory)

AXESSTEL, INC.

(Authorized Signatory)